Exhibit 99.1

DRI Corporation Posts Third Quarter 2008 Results

CEO Notes Positive Results From Recent Transit-Related Ballot Initiatives

DALLAS--(BUSINESS WIRE)--November 14, 2008--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, announced today that it posted third quarter 2008 net sales of $18.8 million, an increase of 34.9 percent over net sales for the same period last year.

David L. Turney, Chairman, President, and Chief Executive Officer, said: “Our third quarter net sales of $18.8 million and earnings of 6 cents per share exceeded the $13.9 million in net sales and 4 cents per share posted for the same period last year. Contributing factors to this improved performance include positive order trends and improved gross margins.”

Earlier today, the Company filed with the Securities and Exchange Commission a Form 10-Q for the period ended Sept. 30, 2008.

THIRD QUARTER RESULTS

For the quarter ended Sept. 30, 2008, net sales increased by 34.9 percent to $18.8 million and the net profit to common shareholders was $662 thousand, or 6 cents per diluted common share outstanding. This compares to net sales of $13.9 million and net income of $500 thousand, or 4 cents per diluted common share outstanding for the same period last year.

The Company had $11.8 million in working capital and $20.8 million in shareholders’ equity as of Sept. 30, 2008. This compares to $5.7 million in working capital and $19.5 million in shareholders’ equity as of Dec. 31, 2007.

Basic and diluted weighted-average shares outstanding for the three-month period were 11.5 million and 13.1 million, respectively. This compares to basic and diluted weighted-average shares outstanding of 11.1 million and 11.7 million, respectively, for the same period a year ago.

NINE MONTH RESULTS

For the nine months ended Sept. 30, 2008, sales of continuing operations increased by 35.3 percent to $55.2 million and the net income to common shareholders was $1.9 million, or 16 cents per diluted common share outstanding. This compares to net sales of continuing operations of $40.8 million and a net loss to common shareholders of $101 thousand, or 1 cent per common share outstanding (basic and diluted) -- which is inclusive of a loss of $219 thousand, or 2 cents per common share outstanding (basic and diluted), from discontinued operations -- for the same period last year.

Basic and diluted weighted-average shares outstanding for the nine-month period were 11.3 million and 13.0 million, respectively, as compared to basic and diluted weighted-average shares outstanding of 10.6 million and 11.0 million, respectively, a year ago.

FINANCING

“Earlier this year, we announced that we had secured new U.S. loan agreements with PNC Bank, National Association, and BHC Interim Funding III, L.P., and that we had expanded our existing European banking relationship with Svenska Handelsbanken AB. As a result of those agreements, we believe that we have an appropriate level of working capital with which to execute our business plans, as presently known. Despite the dismal global financial market, we believe our ability to manage cash resources also remains a positive factor on performance,” Mr. Turney said.

OUTLOOK

Regarding the Company’s business outlook, Mr. Turney said:

  “We note the very positive results nationwide from the Nov. 4 ballot initiatives related to transit measures. Approximately 32 such initiatives were on the ballots in states and local communities across the nation; the 74 percent that passed will provide a total of approximately $75 billion in new funding for transit-related projects in 16 states. For the most part, these initiatives were aimed at funding and authorization for transit projects in the local communities involved. This underscores the fact that communities are pressing for more and better transit services even in a period when the price of gasoline has declined in a weak economy. We see this as being a very positive indicator for our business.”
  “Looking out into 2009, we see revenue and earnings increasing over 2008; more specifics on that will be issued in a few weeks after the DRI Board of Directors reviews and considers management’s 2009 Operating Plan later this month. This year-over-year projection of improved operating results is still another positive indicator for our business. Our historical operating results indicate our business will have short-term swings in revenues and earnings, both up and down, as we deal with the lumpy contract nature of our served markets. However, we have not yet detected any material impact on the business related to the present slowdown of the global economy. It would be foolish to assert that any business is totally immune to swings in the economy, but I can say that the underpinnings for our business have positive indications as previously noted.”
  “While we will report a meaningful profit for third quarter 2008, we continue to remain cautious about the timing of orders in fourth quarter 2008. Therefore, we are adjusting our fiscal year 2008 guidance to be at the lower end of our previously announced expected earnings range of 14 cents to 17 cents. Previously, we expected to be at the upper end of that range. As a reminder, our revenue stream normally has a significant level of larger contract content – the timing of delivery of which can be difficult to predict. Our business will always have a degree of quarterly variability. Regardless, as previously noted, we have completed the Company’s three-year strategic planning cycle. Based on our served market and technology plans, we believe we can achieve a three-year run rate exceeding $120 million in fiscal year 2011, augmented by any acquisitions that we might pursue.”

CONFERENCE CALL INFORMATION

The Company will host an investors’ conference call to review third quarter 2008 results on Nov. 17, 2008, at 11 a.m. (Eastern).

  To participate in the live call, dial one of the following telephone numbers at least five minutes prior to the start time: Domestic, (800) 853-3895; or International, (334) 323-7224. The conference passcode is “DRI.”
  Telephone replay will be available through March 31, 2009, via the following telephone numbers: Domestic, (877) 656-8905; or International, (334) 323-9859. The replay pin number is 57815180.
  To participate via webcast, go to http://www.viavid.net/detailpage.aspx?sid=0000591B. The webcast will be archived until March 31, 2009.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, anticipated increases in shareholder value, and expectations regarding the Company’s ongoing business plan and working capital position, expectations for transit industry support for the Company; as well as any statement, express or implied, concerning future events or expectations or which use words such as “suggest,” “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “guidance,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that forecasted the timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, increases in shareholder value, and expectations regarding the Company’s ongoing business plan and/or working capital position may not prove accurate over time, or that the transit industry does not provide the expected support we anticipate, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$1,937	$729
Trade accounts receivable, net	14,160	11,919
Current portion of note receivable	86	86
Other receivables	563	465
Inventories	11,785	9,603
Prepaids and other current assets	934	495
Total current assets	29,465	23,297

Property and equipment, net	3,535	2,890
Long-term portion of note receivable	172	258
Goodwill	10,442	11,033
Intangible assets, net	935	1,097
Deferred tax assets, net	52	56
Other assets	1,206	283
Total assets	$45,807	$38,914

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Lines of credit	$3,376	$6,043
Notes payable, net	-	500
Loans payable	695	391
Current portion of long-term debt	223	254
Current portion of foreign tax settlement	474	499
Accounts payable	7,658	6,246
Accrued expenses	5,197	3,681
Preferred stock dividends payable	16	18
Total current liabilities	17,639	17,632

Long-term debt and capital leases, net	5,099	14

Foreign tax settlement, long-term	732	1,043

Liability for uncertain tax positions	566	311

Minority interest in consolidated subsidiary	938	422

Commitments and contingencies

Shareholders' Equity
Series E Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 500 shares authorized; 80 and 85 shares issued and outstanding at September 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company at any time.	337	355
Series G Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 600 shares authorized; 435 and 410 shares issued and outstanding at September 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company after five years from date of issuance.	1,893	1,768
Series H Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 600 shares authorized; 63 and 59 shares issued and outstanding at September 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company after five years from date of issuance.	267	247
Series J Redeemable, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 250 shares authorized; 90 shares issued and outstanding at September 30, 2008, and December 31, 2007; redeemable at the discretion of the Company at any time.	388	388
Series AAA Redeemable, Nonvoting, Convertible Preferred Stock, $.10 par value, liquidation preference of $5,000 per share; 20,000 shares authorized; 166 and 172 shares issued and outstanding at September 30, 2008, and December 31, 2007, respectively; redeemable at the discretion of the Company at any time.	830	860
Common stock, $.10 par value, 25,000,000 shares authorized; 11,457,515 and 11,187,993 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively.	1,146	1,119
Additional paid-in capital	32,687	32,079
Accumulated other comprehensive income - foreign currency translation	3,050	4,570
Accumulated deficit	(19,765)	(21,894)
Total shareholders' equity	20,833	19,492
Total liabilities, minority interest and shareholders' equity	$45,807	$38,914

DRI CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$18,794	$13,929	$55,222	$40,814
Cost of sales	12,294	9,388	35,938	28,063
Gross profit	6,500	4,541	19,284	12,751

Operating expenses
Selling, general and administrative	4,798	3,174	13,921	10,383
Research and development	199	329	723	1,024
Total operating expenses	4,997	3,503	14,644	11,407

Operating income	1,503	1,038	4,640	1,344

Other income (loss)	(32)	4	(54)	43
Foreign currency gain	125	130	289	151
Interest expense	(390)	(276)	(1,051)	(924)
Total other income and expense	(297)	(142)	(816)	(730)

Income from continuing operations before income tax expense	1,206	896	3,824	614

Income tax expense	(291)	(200)	(1,179)	(177)

Income from continuing operations before minority interest in income of consolidated subsidiary	915	696	2,645	437

Minority interest in income of consolidated subsidiary	(176)	(120)	(516)	(99)

Income from continuing operations	739	576	2,129	338
Loss from discontinued operations	-	-	-	(219)

Net income	739	576	2,129	119

Provision for preferred stock dividends	(77)	(76)	(226)	(220)

Net income (loss) applicable to common shareholders	$662	$500	$1,903	$(101)

Net income (loss) per share - basic
Continuing operations	$0.06	$0.04	$0.17	$0.01
Discontinued operations	$0.00	$0.00	$0.00	$(0.02)
Income (loss) per share applicable to common shareholders	$0.06	$0.04	$0.17	$(0.01)

Net income (loss) per share - diluted
Continuing operations	$0.06	$0.04	$0.16	$0.01
Discontinued operations	$0.00	$0.00	$0.00	$(0.02)
Income (loss) per share applicable to common shareholders	$0.06	$0.04	$0.16	$(0.01)

Weighted average number of common shares and common share equivalent outstanding
Basic	11,453,588	11,131,248	11,290,217	10,606,347
Diluted	13,052,316	11,702,461	13,018,961	11,020,059

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com
or
Sharon Merrill Associates, Inc. Contact:
David C. Calusdian
Executive Vice President and Partner
Phone: (617) 542-5300
Fax: (617) 423-7272
E-Mail: tbus@investorrelations.com